Exhibit 23.3
[PCE letterhead]

May 17, 2007

Mr. F. Scott Moody
AuthenTec, Inc.
100 Rialto Road, Suite 400
Melbourne, FL 32901

Subject:	WRITTEN CONSENT TO REFERENCE PCE VALUATIONS, LLC IN THE REGISTRATION STATEMENT ON FORM S-1 AND AMENDMENTS THERETO OF AUTHENTEC, INC.
     Dear Mr. Moody:
We hereby consent to the inclusion in the registration statement on Form S-1 of AuthenTec, Inc. for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our valuations of AuthenTec, Inc. as of various dates relating to the estimation of the fair value of the common stock and preferred stock of AuthenTec, Inc., and to references to our firm’s name therein. We also consent to the references to us under the “Experts” in the Registration Statement. However, in giving such consent, we do not admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The responsibility for determining the fair value of the common stock and preferred stock as described in the Registration Statement rests solely with management and the Board of Directors of AuthenTec, Inc. and our valuation report was considered as part of its analysis in reaching its conclusion as to such value.
Sincerely,
/s/ PCE Valuations, LLC
PCE Valuations, LLC